Exhibit 10.9.1

[Date]

[Executive Name]
[Address]

Re: Severance Benefits

Dear [name]:

This letter will memorialize the severance payments and benefits to which you will be entitled if your employment with Catalent Pharma Solutions, Inc. or its subsidiaries (the “Company”) ceases under specified circumstances and provided certain conditions set forth herein are satisfied. This letter is effective as of [DATE][, the date of your [promotion][commencement of employment]].

To the extent permitted by applicable local law, the Company intends that the total amount and terms of your separation benefits (from all sources) equal those of all similarly situated members of the Company’s Executive Leadership Team (“ELT”). The contractual severance payment and benefits set forth in this letter (your “ELT Severance Benefits”) are deemed to include any notice periods (whether paid in lieu or served), severance, redundancy payments, and other separation benefits that you may otherwise be entitled to upon termination of your employment under any statute, local law, practice, plan, policy, collective bargaining agreement, works council agreement, contract, or agreement (collectively, “Mandatory Benefits”), in as far as your ELT Severance Benefits exceed such Mandatory Benefits. As such, to the extent that you are eligible for separation payments or benefits, including Mandatory Benefits, other than those set forth in this letter, the separation payments and benefits provided under this letter shall be reduced/offset by a corresponding amount of such other payments and benefits. For the avoidance of doubt, this means that your entitlement to separation payments and benefits will always be capped at the higher of (a) the ELT Severance Benefits or (b) the aggregate amount of the Mandatory Benefits, if any.

Specifically, if you separate from employment with the Company because (i) you are involuntarily terminated by the Company for a reason other than Cause (as defined below), (ii) you die or become Disabled (as defined below), or (iii) you resign from your position with the Company for Good Reason (as defined and in accordance with the terms and conditions set forth below), you will be eligible for the following ELT Severance Benefits, reduced/offset as set forth above, provided you meet the requirements below:

(a) A severance payment equal to the sum of your annual base salary and target annual cash bonus, payable in equal installments over the one (1) year period following the date of your termination of employment (the “Severance Period”), consistent with the normal payroll practices of the Company; provided, however, in the event you are involuntarily terminated by the Company for a reason other than Cause or you resign from your position with the Company for Good Reason during the period commencing on the date of the consummation of a Change in Control (as defined below) and ending on the date that is eighteen (18) months following the consummation of such Change in Control, the severance payment shall be equal to [two (2)] [one-and-a-half (1.5)][one (1)] times the sum of your annual base salary and target annual cash bonus, payable in equal installments over the Severance Period; and

Exhibit 10.9.1
(b) To the extent permissible under the Company’s benefit plans and local applicable law, you will continue to receive the group health benefits coverage in effect on your termination date (or generally comparable coverage) for yourself and, where applicable, your spouse and eligible dependents (to the extent they were receiving such coverage as of your termination date), at the same premium rates as may be charged from time to time for employees of the Company generally, which coverage shall be provided until the earliest to occur of (x) the expiration of the Severance Period, (y) the date you are or become eligible for coverage under group health plan(s) of any other employer, or (z) such benefits can no longer be provided by applicable local law.

The ELT Severance Benefits are conditioned on you timely signing and not revoking the Company’s standard mutual separation agreement or settlement agreement, as applicable, which includes a release of any claims you may have against the Company in the form provided by the Company. In addition, your entitlement to the severance payments and benefits are conditioned on your compliance with (a) the restrictive covenants set forth in each agreement, including each equity grant agreement, you execute or have executed in connection with your employment with or your compensation from the Company, (b) the confidentiality obligations imposed on you by our Standards of Business Conduct and by each agreement governing confidentiality of information, including but not limited to each equity grant agreement, you execute or have executed in connection with your employment with or your compensation from the Company, and (c) your resignation from any director and officer positions you hold with the Company, if any.

For purposes of this letter, the following terms shall have the following meanings:
a.“Cause” means: (i) your willful failure to perform your duties, which failure is not cured within fifteen (15) days following written notice from the Company; (ii) your conviction or confessing to or becoming subject to proceedings that provide a reasonable basis for the Company to believe that you have engaged in a (x) felony or comparable crime under applicable law, (y) crime involving dishonesty, deceit or fraud, including, without limitation, misappropriation of funds or property of the Company, or (z) crime (A) involving moral turpitude and (B) demonstrably injurious to the Company; (iii) your willful malfeasance or misconduct that is demonstrably injurious to the Company; (iv) breach by you of the material terms of any non-competition, non-solicitation or confidentiality provisions; or (v) any other justified grounds for termination under applicable law based on your acts or omissions. For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by you not in good faith.
b.“Change in Control” has the meaning set forth in the Catalent, Inc. 2018 Omnibus Incentive Plan, as may be amended or modified from time to time (or any successor plan).
c.“Disabled” means you become permanently disabled and as a consequence become entitled to receive benefits under the Company's then-current long-term disability insurance program.
d.“Good Reason” means, without your consent: (i) a substantial diminution in your position or duties, adverse change in reporting lines, up and down, or assignment of duties materially inconsistent with your position; (ii) a material reduction in your base salary; (iii) failure of the Company to pay you compensation or benefits when due; (iv) the Company’s failure to provide you with an annual bonus opportunity that is at the same level as established in your offer letter, or any subsequent increase thereof; or (v) you are required to move your principal business location more than fifty (50) miles; in each case, provided that (A) you have given written notice to the Company (which such notice shall describe in reasonable detail the conduct you believe constitutes Good Reason) within sixty (60) days following the occurrence of the event(s) that constitute Good Reason, (B) the Company shall have thirty (30) days to cure such events, and (C) to the extent the Company fails to cure such event within the thirty (30) day cure period, you terminate employment within thirty (30) days after the end of such cure period.

Please note that, with respect to your outstanding equity rights at the time of your termination of employment, your individual grant agreements and the related equity documents set forth the consequences of your termination of employment on such equity rights.

Exhibit 10.9.1

Nothing contained in this letter gives (or is intended to give) you the right to be retained in the service of the Company, or to interfere with the right of the Company to terminate your employment to the full extent permissible under applicable law. Except as set forth herein, all other terms and conditions of your employment shall remain the same. In case any one or more of the provisions of this letter (or part thereof) are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this letter shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you may have with the Company (including any predecessor entity) regarding your eligibility for severance payments and separation benefits. In no event will you be eligible to receive any payments or benefits under this letter and duplicative payments or benefits under another plan, policy, agreement, or based on any other legal grounds.

All payments will be made less deductions and withholdings required by applicable law, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes and social security.

Please sign below your agreement to the terms of this letter. This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Notice under this agreement may be sent to you at any then-current personal physical or email address of yours on file with the Company, and notice to us to attention of the CEO at the Company’s principal address. This letter will be governed by the laws of the jurisdiction where you are assigned to provide services.

If you have any question regarding these severance payments and benefits, please feel free to contact me.

Sincerely yours,

_______________________________
Lisa Evoli
Senior VP & Chief HR Officer

By signing below, I hereby agree to the terms and conditions of this letter.

_______________________ _______________________
[Executive Name] Date